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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                          OMNIS TECHNOLOGY CORPORATION


        Omnis Technology Corporation (f/k/a Blyth Holdings, Inc.), a corporation organized and existing under the laws of Delaware ("Corporation"), does hereby certify as follows:

                 FIRST: That the Board of Directors of the Corporation by unanimous vote of its members, filed with the minutes of the Board, duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for the submission of the matter to the stockholders of the Corporation for consideration and approval. The resolution setting forth the proposed amendment is as follows:

                "RESOLVED: That Paragraph 4.1 of Article Fourth of the Restated Certificate of Incorporation of this Corporation be amended to read as follows:

                        4.1 This corporation is authorized to issue two classes
                of stock to be designated, respectively, "common" and "preferred". The number of common shares authorized is Twenty Million (20,000,000), each with a par value of $0.10. The number of preferred shares authorized is Three Hundred Thousand (300,000), each with a par value of $1.00."

        SECOND: That thereafter, pursuant to the resolution of the Board of Directors of the Corporation, this amendment of the Restated Certificate of Incorporation of the Corporation was approved by a majority of the stockholders of the Corporation at a special meeting of the stockholders on September 9, 1998 pursuant to notice duly made and given.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Omnis Technology Corporation has duly caused this Certificate of Amendment to be signed and acknowledged by its duly authorized officer this 9th day of February, 1999.



                             OMNIS TECHNOLOGY CORPORATION



                             By:    /s/ GWYNETH GIBBS
                                    --------------------------------
                                    Gwyneth Gibbs, President and
                                    Interim Chief  Financial Officer